EXCLUSIVE DISTRIBUTION AND SALES AGENCY AGREEMENT

THIS AGREEMENT dated for reference the 27th day of March, 2011 (the "**Effective Date**"),

KUNEKT CORPORATION, a company incorporated under the laws of the state of Nevada, U.S.A. with its head office located at Unit 1, 12/F International Commerce Center, 1 Austin Road West, Kowloon, Hong Kong

(herein called "**Kunekt**")

OF THE FIRST PART

AND:

GUANGZHOU XINWEI COMMUNICATIONS TECHNOLOGY LTD. INC., a company incorporated under the laws of PRC, with its head office located at Level 4 - Annex Building, GuangPu Xi Lu, Science City, Development Zone, GuangZhou, China

(herein called "**XinWei**")

OF THE SECOND PART

WHEREAS:

A. Xinwei engages in the business of research, design, development and sales of CDMA communication products and design services, including but not limited to CDMA 1X mobile phones, CDMA 1X modules, CDMA EVDO network cards, and CDMA EVDO modules (herein the "**Products and Services**");

B. Kunekt wishes to obtain the exclusive rights for the world (herein called the "**Territory**") to market, distribute and sell the Products and Services in consideration of Kunekt marketing the Products and Services under the "Kunekt" brand throughout the Territory and transferring management skills in smartphones to Xinwei; and

C. The parties wish to enter into this Agreement for the purpose of setting out their mutual covenants and agreements in respect of the marketing, distribution and sales of the Products and Services by Kunekt throughout the Territory;

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration now paid by each of the parties to the other, the parties hereto, hereby agree as follows:

1. APPOINTMENT OF EXCLUSIVE DISTRIBUTOR AND SALES AGENT

1.1 Xinwei hereby appoints Kunekt and Kunekt hereby accepts such appointment as exclusive distributor and sales agent in the Territory, for the purpose of marketing, distributing and selling the Products and Services during the Term (as defined in Section 1.4).

1.2 The parties hereto acknowledge and agree that the appointment hereunder is an exclusive appointment and that Xinwei shall not sell the Products and Services defined below to any firm, person, proprietorship, partnership, corporation or association except Kunekt or appoint any additional distributors to sell the Products and Services throughout the Territory. Xinwei further agrees not to sell the Products and Services to any firm, person, proprietorships, partnership, corporation or association.

1.3 Xinwei may, from time to time, introduce designs, services and/or products other than those expressly covered by this Agreement. Such new designs, services and/or products will be added to this Agreement, and will thereafter be considered as Products and Services subject to all of the terms and conditions of this Agreement.

1.4 This Agreement will be effective upon the Effective Date and will continue in effect, until terminated, as provided for in Section 11 herein (herein the "**Term**").

2. PERFORMANCE OF KUNEKT'S OBLIGATIONS

2.1 Kunekt will at all times during the Term of this Agreement, establish and maintain a sales and distribution organization that is able to properly, efficiently and aggressively promote and effect the marketing, distribution and sale of the Products and Services throughout the Territory.

2.2 Kunekt will establish and maintain all marketing, distribution and sales efforts required hereunder in compliance with all applicable legislation, by-laws, ordinances, statutes, rules and regulations including, without limitation, those relating to safety, transport of goods, customs, export and import, workers' compensation, taxation and employment.

3. CONSIDERATION

3.1 As partial consideration for the grant of the exclusive distributorship as set out herein, Kunekt hereby grants Xinwei a revocable, non-transferable license to use the "Kunekt" brand on its Products and Services.

4. PRICES, PAYMENTS AND RETURNS

4.1 Prices for Products and Services will be mutually agreed upon by the parties. Prices for Products and Services will not include any amounts payable in respect of applicable sales or value-added taxes.

4.2 For all orders received, the terms and conditions of such sales will be as mutually agreed upon by the parties.

4.3 Kunekt will pay to Xinwei the full price (as set out in Section 4.1 above) of all Products and Services ordered by Kunekt, together with all amounts payable in respect of applicable sales or value-added taxes, such payment to accompany all orders for such Products and Services, unless otherwise agreed by the parties. Unless otherwise agreed, Xinwei will not be obligated to accept any orders for Products and Services unless full payment accompanies such order.

4.4 Once Xinwei has accepted an order, such order may only be cancelled, and Products and Services purchased by Kunekt may only be returned by Kunekt, if Xinwei first consents in writing to such cancellation or return, which consent will not be unreasonably withheld.

4.5 Xinwei will remit all amounts paid by Kunekt in respect of applicable sales or value-added taxes to the applicable governmental authorities in the manner and within the time period legally required.

5. <u>ORDERS AND DELIVERY</u>

5.1 Receipt by Xinwei of Kunekt's purchase order for Products and Services, together with full payment for same, will be Xinwei's authority to deliver and/or manufacture and ship the Products and Services in the quantity specified in such purchase order. Purchase orders submitted by Kunekt will not create any obligation or liability on the part of Xinwei unless and until accepted by purchase order acknowledgement of Xinwei.

5.2 In the case where a common truck carrier is used, the carrier will in every case as between Xinwei and Kunekt, be considered the agent of Xinwei and not of Kunekt where such carrier is selected by Xinwei. Xinwei will be responsible for obtaining and paying for all insurance required by it for shipments and will also be responsible for arranging for all permits to import or export the Products and Services into or out of China and for payment of all customs duties, fees, assessments, levies, value added taxes, sales taxes, goods and services and all other taxes, storage charges and any other expense, cost or charge incident to or arising out of such importation, exportation and transport. Kunekt will not be liable for delays, damages or losses in shipments, however caused.

5.3 Where applicable, standard packaging costs will be included in the prices referred to in Section 4 above. Where applicable, if shipment is made other than by truck, any additional cost, charge or expense reasonably and necessarily incurred by Xinwei for packaging and loading the Products and Services to suit such other mode of shipment will be added to the price of such Products and Services and paid for in full by Xinwei prior to delivery as aforesaid.

5.4 From and after the time that Xinwei has delivered the Products and Services as required in Section 5.1 herein, any liens arising on the Products and Services including, but not limited to, those of carriers, warehousemen, materialmen, labourers or mechanics, will be the sole responsibility of Kunekt.

5.5 Claims for Products and Services delivered short or damaged and which Xinwei has determined are not due to the fault of the carrier will be filed, in writing with Kunekt, within thirty (30) days after the date of shipment.

6. CHANGES TO PRODUCTS, PROPRIETARY RIGHTS AND CONFIDENTIALITY

6.1 Xinwei, from time to time and upon provision of sixty (60) days' prior written notice to Kunekt, will be entitled to make design or other changes in respect of any Products and Services. Any such revised Products and Services will be deemed to be included as Products and Services for the purpose of this Agreement.

6.2 Kunekt acknowledges and agrees that all intellectual property rights including, without limitation, all patent, copyright, industrial design, trade secret and other intellectual property rights arising out of the technology, methods, processes, know-how materials, formulae, molds, apparatus, equipment and designs involved in the manufacture of the Products and Services are and will remain the sole and exclusive property of Xinwei. Xinwei acknowledges and agrees that all intellectual property rights including, without limitation, all patent, copyright, industrial design, trade secret and other intellectual property rights arising out of the technology, methods, processes, know-how materials, formulae, molds, apparatus, equipment and designs are and will remain the sole and exclusive property of Kunekt.

6.3 Each Party covenants that it will not disclose to any person, firm or corporation, without the express written consent of the other Party, any trade secrets or confidential information of the other Party, including, without limitation, all information with respect to the technology, methods, processes, know-how, materials, formulae, molds, apparatus, equipment and designs involved in the manufacture of the Products and Services. Each Party will ensure that all of its directors, officers, agents, employees, representatives and all other persons for whom a Party is legally responsible, are advised of and comply with the covenants contained in this Section 6.3, including, if the other Party reasonably requests same, obtaining written agreements of all such persons acknowledging and confirming such covenants.

7. WARRANTY, LIABILITY AND INDEMNIFICATION

7.1 Where applicable and if required by Kunekt, Xinwei will deliver to Kunekt's customers a copy of Xinwei's written warranty with respect to the Products and Services. Xinwei will not be responsible to provide a warranty to end users of the Products and Services.

7.2 Xinwei's only obligation or liability to any person, firm or corporation as a result of or by reason of or in connection with the failure of any of the Products and Services or any defect therein, will be the obligation to Kunekt's customer of the Products and Services to replace or repair such Products and Services pursuant to Xinwei's written warranty to be furnished to Kunekt's customer of the Products and Services.

7.3 Kunekt will not be liable for loss of anticipated profits or contracts, or for any direct, indirect, special, consequential, aggravated or punitive damages suffered by Xinwei or any other person, firm or corporation whether as a result of, or in connection with, or as an incident to the marketing, distribution, sale, replacement or use of any of the Products and Services or components thereof or otherwise.

7.4 Kunekt will be responsible for obtaining all regulatory and other governmental approvals, if any, required for the sale of the Products and Services in the Territory, and will

affix all necessary labels, stickers and notices on the Products and Services as required in respect of such approvals.

7.5 At all times during the Term hereof, Xinwei will, at Xinwei's expense, take out and maintain insurance against fire, theft and all other insurance perils inclusive of business interruption and will provide evidence of such insurance to Kunekt. Xinwei will at all times during the Term hereof maintain public liability insurance in amounts approved by Kunekt and with insurers acceptable to Kunekt. Xinwei will obtain and provide to Kunekt insurance certificates evidencing the insurance required hereby and certified copies of all such insurance policies. Xinwei will provide Kunekt with thirty (30) days' notice prior to cancellation, amendment or modification of any such insurance policy. Premiums and any other expenses for all such insurance will be the sole responsibility of Xinwei.

7.6 Xinwei will indemnify and save Kunekt harmless from and against all liability, damage, cost, loss and expense suffered or incurred by Kunekt, including without limitation all legal fees and disbursements actually incurred by Kunekt, as a result of the breach by Xinwei of any of its duties, obligations, covenants and responsibilities contained in this Agreement.

7.7 Xinwei will defend, at its own expense, any action against Kunekt brought by a third party, to the extent that the action is based upon a claim that the Products and Services infringe any patent, copyrights, trade-marks or misappropriates any trade secrets in the Territory, and Xinwei will pay those costs and damages finally awarded against Kunekt in any such action that are specifically attributable to such claim or those costs and damages agreed to in a monetary settlement of such action. The foregoing obligations are conditioned on Kunekt notifying Xinwei promptly in writing of such action, Kunekt giving Xinwei sole control of the defense thereof and any related settlement negotiations, and Kunekt cooperating and, at Xinwei's reasonable request and expense, assisting in such defense. If the Products and Services in Xinwei's opinion is likely to become the subject of an infringement claim, Xinwei may, at its option and expense, either (a) procure for Kunekt the right to continue distributing and selling the infringing Product, or (b) replace or modify the infringing Product so that it becomes non-infringing and remains functionally equivalent. Notwithstanding the foregoing, Xinwei will have no obligation under this Section 7.7 or otherwise with respect to any infringement claim based upon (i) any unauthorized use, reproduction, or distribution of the Products and Services by Kunekt, (ii) any use of the Products and Services in combination with other products, equipment, software, or data not supplied by Xinwei, or (iv) any modification of the Products and Services by any person other than Xinwei or its authorized agent.

8. EXPENSES

8.1 All expenses incurred by either Party in its performance of this Agreement including, but not limited to, office lease and overhead, supplies, salaries, wages, and commissions, sales and transportation expenses, local advertising, telephone and facsimile charges, telegrams, agency licenses, income, goods and services, sales and other taxes, automobile and other insurance, will be borne by such Party.

9. RELATIONSHIP OF THE PARTIES

9.1 Each Party is, and will at all times during the Term hereof be, an independent contractor of the other Party. Neither Party is or will be deemed to be a representative, agent, partner, joint venturer, or employee of the other Party for any purpose.

10. ASSIGNMENT

10.1 Neither Party will assign any of its rights, privileges, duties, obligations or liabilities hereunder to any other person, firm or corporation, nor will either Party in any way pledge, hypothecate, encumber or charge any of its interest hereunder, without the other Party's prior written consent, which consent may not be unreasonably withheld or delayed. For the purposes of this Agreement "assignment" is deemed to include a change in control of a Party. A change of control of a Party will include a sale, transfer or other disposition of more than 50% of the shares entitled to vote at meetings of the shareholders of any corporate entity which presently controls, directly or indirectly, such shares of a Party.

10.2 It will be a condition of a Party consenting to any assignment or proposed assignment by the other Party hereunder, that such assignee satisfy the other Party of its ability to carry out its duties, obligations and liabilities hereunder, and that such assignee agree in writing to be bound by the terms of this Agreement and perform the assigning Party's duties, obligations and liabilities hereunder.

11. TERMINATION

11.1 Either Party will be entitled, at its option and upon provision of thirty (30) days' written notice to the other Party, to immediately terminate this Agreement and the rights and privileges of the other Party hereunder upon the occurrence of an Event of Default (as defined in Section 12 herein), unless the Party in default has cured such Event of Default within such thirty (30) day period.

11.2 This Agreement will terminate by mutual agreement in writing by the Parties.

11.3 Kunekt will in no event be liable to Xinwei, Kunekt's customers or to end users of the Products and Services for any damage, cost or expense suffered or incurred by Xinwei, Kunekt's customers or end users of the Products and Services as a result of termination of this Agreement, so long as such termination was made in accordance with the terms herein.

11.4 Notwithstanding the termination of this Agreement for any reason whatsoever, the covenants contained in Sections 6, 7, 11.4 and 13 herein will survive such termination.

12. EVENTS OF DEFAULT AND REMEDIES

12.1 The Parties agree that the happening of any of the following events will constitute an event of default (herein "Event of Default"):

(a) if either Party fails to make any payment that is required to be made to the other Party hereunder upon the date that same is due;

(b) if either Party materially defaults in the performance of any of its covenants, duties, obligations or agreements contained in this Agreement;

(c) if either Party is adjudicated a bankrupt, or if a receiver or receiver manager, whether permanent or temporary, for all or substantially all of a Party's property is appointed by any court of competent jurisdiction and where such adjudication or appointment is not diligently contested by a Party, or if a Party makes a general assignment for the benefit of its creditors, or if any proceedings are commenced to wind-up or liquidate or dissolve its business;

(d) if any assignment, pledge, hypothecation, encumbrance, charge or other transfer of any interest of a Party in this Agreement occurs in violation of Section 10 herein;

(e) if either Party ceases carrying on business or otherwise abandons its operations; or

(f) if any representation or warranty of either Party contained herein is or proves to be materially false.

13. <u>REPRESENTATIONS AND WARRANTIES</u>

13.1 Xinwei represents and warrants that:

(a) Xinwei is a corporation duly incorporated under the laws of Guangzhou, PRC, is validly existing and is in good standing with the applicable governmental authorities, and is not required to be registered in any other jurisdiction;

(b) all necessary corporate actions, resolutions, filings and notices have been completed in order to authorize Xinwei to enter into this Agreement and perform its duties, obligations, covenants and agreements hereunder;

(c) this Agreement constitutes a valid and binding obligation of Xinwei, enforceable in accordance with its terms;

(d) Xinwei has the ability to fully and completely satisfy its duties, obligations, covenants and agreements hereunder;

(e) Xinwei has all rights, title and interest in and to the Products and Services and the Products and Services do not infringe the intellectual property rights of any third party in the Territory;

(f) the entering into of this Agreement and the performance by Xinwei of its duties, obligations, covenants and agreements hereunder will not constitute a breach, default or contravention of any applicable statute, regulation, by-law, ordinance, order or legislation, or of any agreement to which Xinwei is a party.

13.2 Kunekt represents and warrants that:

(a) Kunekt is a corporation duly incorporated under the laws of the state of Nevada, U.S.A., is validly existing and is in good standing with the applicable governmental authorities;

(b) all corporate actions, resolutions, filings and notices have been completed in order to authorize Kunekt to enter into this Agreement and perform its duties, obligations, covenants and agreements hereunder;

(c) this Agreement constitutes a valid and binding obligation of Kunekt enforceable in accordance with its terms;

(d) Kunekt has the ability to fully and completely satisfy its duties, obligations, covenants and agreements hereunder;

(e) the entering into of this Agreement and the performance by Kunekt of its duties, obligations, covenants and agreements hereunder will not constitute a breach, default or contravention of any applicable statute, regulation, by-law, ordinance, order or legislation, or of any agreement to which Kunekt is a party.

14. ENTIRE AGREEMENT

14.1 The provisions herein contained constitute the entire agreement between the parties and supersede all previous communications, representations, and agreements, whether oral or written, between the parties with respect to the subject matter hereof, there being no representations, warranties, terms, conditions, undertakings, or collateral agreements (express, implied, or statutory), between the parties other than as expressly set forth in this Agreement.

15. ENUREMENT

15.1 This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

16. FURTHER ASSURANCES

16.1 The parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

17. GOVERNING LAW

17.1 The parties submit to the non-exclusive jurisdiction of the Hong Kong courts and each party waives any objection to proceedings in Hong Kong on the grounds of venue or inconvenient forum.

18. AMENDMENTS/ALTERATIONS

18.1 Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the parties hereto unless reduced to writing and signed by the parties.

19. NOTICES

19.1 Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered or certified mail posted in Hong Kong the notice to the following address or facsimile number:

If to Kunekt:

Unit 1, 12/F International Commerce Center, 1 Austin Road West,
Kowloon, Hong Kong

Fax No.: +852 3669 8300

Attention: Mark Bruk, President

With a copy to:

Anthony Siu & Co. Solicitors
Unit B, 19th Floor, Entertainment Building,
30 Queen's Road Central, Hong Kong

Fax No.: +852 2520 6877

Attention: Stella Tsang

If to Xinwei:

Level 4 - Annex Building, GuangPu Xi Lu, Science City,
Development Zone, GuangZhou, China

Fax No.: ____________________

Attention: Chengwu Zhu

(or to such other address or facsimile number as any party may specify by notice in writing to another party).

19.2 Any notice delivered or sent by electronic facsimile transmission or others means of electronic communication capable of producing a printed copy on a business day will be

deemed conclusively to have been effectively given on the day the notice was delivered, or the electronic communication was successfully transmitted, as the case may be.

19.3 Any notice sent by prepaid mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

20. REFERENCES TO AGREEMENT

20.1 The terms "this Agreement", "hereof", "herein", "hereby", "hereto", and similar terms refer to this Agreement, including the Schedules hereto and any amendments hereto, and not to any particular clause, paragraph, or other part of this Agreement. References to particular clauses or paragraphs are to clauses or paragraphs of this Agreement unless another document is specified.

21. NON-WAIVER

21.1 Either Party may at any time and from time to time waive in whole or in part the benefit to it of any provision in this Agreement or any default by the other Party; but any waiver on any occasion will be deemed not to be a waiver of that provision thereafter or of any subsequent default or a waiver of any other provision or default.

22. REMEDIES CUMULATIVE

22.1 The remedies to which any Party hereto may resort are cumulative and not exclusive of any other remedies allowed by law or equity to which such Party may be entitled, and such party will be entitled to pursue any and all of its remedies concurrently, consecutively, and alternatively.

23. SEVERABILITY

23.1 If any covenant or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable provision had never been contained in this Agreement. All other conditions and provisions of this Agreement will, nevertheless, remain in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

24. FORCE MAJEURE

24.1 Notwithstanding anything in this Agreement to the contrary, neither Party will be deemed to be in default in respect of the performance of any of the terms, covenants, and conditions of this Agreement, other than a term requiring the payment of any sum, if any failure or delay in such performance is due to any strike, lockout, civil commotion, war-like operation,

invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, Act of God, or other cause beyond the reasonable control of such Party.

25. CURRENCY

25.1 All references to monetary amounts in this Agreement and the Schedules attached hereto are, unless otherwise indicated, references to lawful money of the United States (USD).

26. APPLICABLE LANGUAGE (ENGLISH)

26.1 The Parties acknowledge and agree that this Agreement and all related documents shall be drawn up in the English language.

27. EXECUTION AND DELIVERY

27.1 This Agreement may be executed in counterpart and such counterparts together shall constitute a single instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (".pdf"), shall be equally effective as delivery of a manually executed counterpart hereof. The Parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defense based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed and delivered as of the Effective Date.

KUNEKT CORPORATION LIMITED

Per: ______________________
Authorized Signatory

Date: MAR 31 2011

THIS AGREEMENT IS SUBJECT TO REGULATORY APPROVAL INCLUDING A TEMPORARY CEASE TRADE ORDER VARIATION ORDER BY THE BC SECURITIES COMMISSION.

GUANGZHOU XINWEI COMMUNICATIONS TECHNOLOGY LTD. INC.

Per: ______________________
Authorized Signatory

Date: ______________________

invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, Act of God, or other cause beyond the reasonable control of such Party.

25. CURRENCY

25.1 All references to monetary amounts in this Agreement and the Schedules attached hereto are, unless otherwise indicated, references to lawful money of the United States (USD).

26. APPLICABLE LANGUAGE (ENGLISH)

26.1 The Parties acknowledge and agree that this Agreement and all related documents shall be drawn up in the English language.

27. EXECUTION AND DELIVERY

27.1 This Agreement may be executed in counterpart and such counterparts together shall constitute a single instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (".pdf"), shall be equally effective as delivery of a manually executed counterpart hereof. The Parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defense based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed and delivered as of the Effective Date.

KUNEKT CORPORATION LIMITED

Per: ______________________
Authorized Signatory

Date: ______________________

THIS AGREEMENT IS SUBJECT TO REGULATORY APPROVAL INCLUDING A TEMPORARY CEASE TRADE ORDER VARIATION ORDER BY THE BC SECURITIES COMMISSION.

GUANGZHOU XINWEI COMMUNICATIONS TECHNOLOGY LTD. INC.

Per: ______________________
Authorized Signatory

Date: ______________________